Exhibit 4.4

FIRST AMENDMENT TO THE

AVON PERSONAL SAVINGS ACCOUNT PLAN

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2010

THIS FIRST AMENDMENT is made to the Avon Personal Savings Account Plan, as it was amended and restated on January 1, 2010 (the “Plan”), by AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York (the “Company”).

INTRODUCTION

The Company wishes to amend the Plan: (1) to comply, at the appropriate effective dates, with: (a) the Heroes Earnings Assistance and Relief Tax Act; (b) the Worker, Retiree, and Employer Recovery Act; and (c) the Pension Protection Act; (2) as required by the purchase agreement between Silpada Designs, Inc. and the Company, to include Silpada Designs LLC (“Silpada,” the successor entity to Silpada Designs, Inc.), as a “Plan Sponsor” as of July 29, 2010, and to allow employees of such company who were former participants in the Silpada Designs 401K Profit Sharing Plan (sic) to rollover their existing loan balances to the Plan; (3) to clarify that gainsharing contributions are included in the definition of Annual Compensation as a form of variable pay sales incentive bonuses; (4) to include short term disability pay in the definition of Annual Compensation, effective January 1, 2011 and (5) to include required minimum distribution language regarding the 2009 suspension of minimum distributions. Amendments are effective as of the dates specified below.

AMENDMENT

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1. By deleting Section 1.5(b) in its entirety and by substituting the following therefore to clarify the treatment of gainsharing contributions in 2010, and to re-include short term disability plan payments, effective January 1, 2011:

“(b) in determining the amount of contributions made on behalf of an Employee under Plan Section 3 and allocations thereof under Plan Section 4, Annual Compensation includes vacation pay and pay for personal days, holidays, shift-differential and Before-Tax Participant Contributions under the Plan or before-tax contributions made under any other plan sponsored by the Plan Sponsor, including, effective January 1, 2011, payments made to a participant from the Avon Products, Inc. Short-Term Disability Plan, or its successor, and shall also include lump sum awards, variable pay sales incentive bonuses (including gainsharing plan payments), VIP payments under the Variable Incentive Program, overtime and commissions, and premium pay but shall not include severance in any form or other forms of extraordinary remuneration, deferred compensation, sick pay or disability pay under the Avon Products, Inc. Long-Term Disability Plan, or its successor, other distributions which receive special tax treatment, end of the year bonuses under the Management Incentive Plan and awards under the U.S. incentive plan, and other bonuses;”

2. By deleting Section 1.5(e) in its entirety and moving such section, as clarified, to Section 6 of Appendix A, effective January 1, 2008, and by substituting the following therefore, effective January 1, 2009:

“and;

(e) Effective January 1, 2009, differential wage payments (within the meaning of Code Section 3401(h)) shall be included as Annual Compensation for purposes of the Plan except for contributions under Section 3.”

3. Effective July 29, 2010, by amending the flush language of Section 1.1(g) to add the following language at the end of the section to read as follows:

“Effective July 29, 2010, former Silpada Design, Inc. employees and participants in the Silpada Designs 401(k) Profit Sharing Plan (the “Silpada Plan”) may, if employed by Silpada Design, LLC, and Plan Sponsor of the Plan, in a Direct Rollover, roll their outstanding loan balances in the Silpada Plan and their non-loan account balances into the Plan. As with all other Direct Rollovers, the Plan shall separately account for the Direct Rollover of the outstanding loan balances and the Plan Administrator will complete all related administration thereto.”

4. Effective January 1, 2007, by deleting the last sentence of Section 1.24(e) and substituting therefore the following:

“An ‘Eligible Retirement Plan’for a Distributee who is a surviving Beneficiary but not a spouse will only include (a) and (b) above which will be treated as an inherited individual retirement account or individual retirement annuity (within the meaning of Code Section 408 (a)(3)(C))”.

5. Effective January 1, 2007, by adding the following as a new sentence at the end of Section 1.24:

“Effective for distributions after December 31, 2007, an eligible retirement plan shall include a Roth IRA, provided that a Distributee may not make a rollover to a Roth IRA for tax year 2008 or 2009 if the Distributee has modified adjusted gross income exceeding $100,000 or is married and files a separate return for the tax year in which the Eligible Rollover Distribution is made.”

6. Effective July 29, 2010, by adding a new sentence to the end of Section 1.57 to read as follows:

“The Rollover Amount also includes the outstanding loan balance rolled in a Direct Rollover by the former Silpada 401(k) Plan participants.”

7. Effective January 1, 2008, by adding the following as a new sentence at the end of Section 3.1(b)(2):

“Effective for Plan Years 2008 and thereafter, there shall be no adjustment for income for the period between the end of the Plan Year and the date of distribution.”

8. Effective July 29, 2010, by adding new Section 6.12 to read as follows:

“6.12 Former Silpada Plan Loans. Those former Silpada Design, Inc. employees and participants in the Silpada Plan (as defined in Section 1.11(g) who elected to roll their account balances in a Direct Rollover from the Silpada Plan into the Plan will continue to repay their loans in accordance with their prior loans’ terms. The Plan Administrator will administer such rolled over Silpada Plan loans in accordance with the terms that were in existence at the time of the Direct Rollover to the Rollover Account of the Plan.”

9. Effective January 1, 2011, to delete the last paragraph of Section 7.2 in its entirety.

10. Effective July 29, 2010, by adding a new Section 7.4 to read as follows:

“7.4 Limitation on Meaning of Rollover Account for Withdrawal Purposes under this Article. For purposes of this Article 7, in the case of Silpada Plan participants, the amount available to be withdrawn from Rollover Accounts does not include any outstanding loan balance of a Former Silpada Plan Loan.”

11. Effective January 1, 2007, by adding the following as a new sentence at the end of Section 9:

“In the case of a Participant who dies while performing qualified military service (as defined in Code Section 414(u)) on or after January 1, 2007, the Participant shall be treated as if the Participant had resumed and then terminated employment on account of death with respect to any additional benefits provided under the Plan (other than benefit accruals relating to the period of qualified military service) and the Beneficiaries of the Participant shall be entitled to any such benefits.”

12. Effective January 1, 2008, by adding the following section originally included in Section 1.5(e) as new Section 6 of Appendix A:

“SECTION 6

For purposes of this Appendix A, effective January 1, 2008, the term ‘Annual Compensation’ shall include any payments made to a Participant by the later of (1) two and one-half (2 1/2) months after the date of the Participant’s severance from employment with the Plan Sponsor or (2) the end of the limitation year that includes the date of the Participant’s severance from employment with the Plan Sponsor, provided that, absent a severance from employment, such payments would have been paid to the Participant while the Participant continued in employment with the Plan Sponsor and are regular compensation for services performed during the Participant’s regular working hours (such as overtime or shift differential pay), commissions, bonuses and other similar compensation.”

13. Effective January 1, 2008, by adding the following as a new sixth paragraph to Section 3 of Appendix C:

“Excess Deferral Amounts distributed to a Highly Compensated Eligible Participant shall be adjusted for any income or loss up through the end of the Plan Year to which they relate. The income or loss allocable to Excess Deferral Amounts allocated to each Highly Compensated Eligible Participant is the income or loss allocable to the Highly Compensated Eligible Participant’s Before-Tax Participant Account for the Plan Year multiplied by a fraction, the numerator of which is such Highly Compensated Eligible Participant’s Excess Deferral Amounts for the Plan Year and the denominator of which is the Highly Compensated Eligible Participant’s Before-Tax Contribution Account for the Plan Year without regard to income or loss occurring during such Plan Year.”

14. Effective January 1, 2009, by adding the following as a new Section 6 of Appendix C:

“SECTION 6

MINIMUM DISTRIBUTIONS IN 2009

Notwithstanding this Appendix D, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are: (a) equal to the 2009 RMDs; or (b) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancies) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence, including the option to not receive one or more of the payment described in (b) above (while still receiving the other payments described in (b) above) or the option to stop installment payment described in (b) above for the remainder of 2009 (though the installments will resume in 2010). For the period January 1, 2009 to no later than the later of: (y) November 30, 2009; or (z) 60 days after the date of the distribution, Extended 2009 RMDs were treated as Eligible Rollover Distributions.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.

[Signature on next page]

IN WITNESS WHEREOF, the Company has caused this First Amendment to the amended and restated Plan dated January 1, 2010 to be executed on the date set forth below.

AVON PRODUCTS, INC.

Dated: December 13, 2010	By:	/s/ Lucien Alziari
	Title:	SVP, HR